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                           ASSIGNMENT AGREEMENT


     THIS ASSIGNMENT AGREEMENT (this "Agreement") has been made and entered into on November 11, 1994, effective as of December 1, 1994, by and between ROYAL GOLD, INC., a Delaware corporation with principal address of Suite 1000, 1660 Wynkoop Street, Denver, Colorado 80202-1132 ("Assignor"), and SANTA FE PACIFIC GOLD CORPORATION, a Delaware corporation with principal address of Suite 400, 6200 Uptown Boulevard NE, Albuquerque, New Mexico 87110 ("Assignee").

     Whereas, Assignor holds certain rights, as Lessee, under each of two Mining Leases (with each such Mining Lease being hereinafter referred to, respectively, as the "Steninger Lease" and the "Aquarian Lease"), and in and to the lands and unpatented mining claims that are now or may hereafter be subject to such Mining Leases, with each of such Mining Leases and all such lands and mining claims (with such lands and mining claims being collectively referred to herein as the "Properties") being described in more particular detail in Exhibit C attached hereto and made a part hereof;

     Whereas, Assignee has reviewed each of the Mining Leases, and other pertinent information that Assignor has provided to Assignee with respect to the Properties;

     Whereas, Assignor desires to assign and transfer all of its right, title and interest in and to the Mining Leases and in and to the Properties to Assignee, subject to the terms and conditions of this Agreement;

     Whereas, Assignee desires to accept such an assignment from Assignor, and to assume Assignor's rights and obligations under each of the Mining Leases, and with respect to the Properties, subject to the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the premises and the other agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Assignment.    Assignor hereby assigns to Assignee,
     effective as of December 1, 1994, all of Assignor's right, title and interest in and to all of the Properties, as more particularly described in Exhibit C attached hereto and made a part hereof.

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2.   Assignor's Representations.  Assignor represents, to the
     best of its knowledge, information, and belief, as follows:

     a. It has full power and authority to enter into this Agreement and to perform all of the transactions herein contemplated. This Agreement and the provisions hereof constitute legal and binding obligations of Assignor that are enforceable in accordance with their terms. Neither the execution and delivery of this Agreement, nor compliance by Assignor with its provisions, will conflict with or result in a breach of, or a default under, any of the terms, conditions or provisions of any agreement or instrument to which Assignor is a party, or of any law or regulation applicable to Assignor.

     b. There are no actions, suits, claims, proceedings, or investigations pending or threatened against Assignor that could interfere with its ability to perform under this Agreement.

     c. Assignor has not previously transferred or encumbered any of its interest in either of the Mining Leases (or in any of the Properties), and has no knowledge that any other person (excluding the respective Lessors) is claiming any interest therein.

     d. Assignor has not committed or suffered any act or omission which could, whether by notice or lapse of time, result in the breach, termination, abandonment, forfeiture, relinquishment, or other premature termination of any of the rights of Assignor in either of the Mining Leases, or in any of the Properties.

     e. Except as is explicitly set forth in the Mining Leases, there are no royalties, fees, or monies payable or required to be paid to any persons having any interest in any of the Properties, and all sums required to be paid, as of the date of this Agreement, to the Bureau of Land Management, to Eureka County, or to either Lessor, have been timely paid, and no default exists under the Mining Leases of the Properties.

     f. Assignor and other parties performing activities on the Properties prior and up to the effective date of this Agreement have complied with all applicable laws and regulations, whether federal, state or local.

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3.   Assignee's Acceptance of Assignment.   Assignee
     acknowledges receipt of a complete copy of each of the Mining Leases, and Assignee accepts the assignment, effective as of December 1, 1994, of the entirety of Assignor's right, title and interest under each of the Mining Leases, and of Assignor's right, title and interest in and to the Properties, excluding, however, the obligations of Assignor which are set forth in Paragraph 4.1 of the Aquarian Lease (and excluding also the obligations set forth in Exhibit B attached to the Aquarian Lease) (namely, the recurring obligations of Assignor to tender shares of its common stock to the Lessor under the Aquarian Lease), which obligations Assignor shall continue to honor, subject to Paragraph 6.b. below. With the exception of the obligations of Assignor that are set forth in Paragraph 4.1 of the Aquarian Lease (and in Exhibit B attached thereto), Assignee shall assume and discharge all obligations of Assignor that arise pursuant to either of the Mining Leases, to the extent that any such obligations arise from and after the effective date of the assignment.

4.   Assignee's Representations and Covenants.

     a. Assignee represents, to the best of its knowledge, information, and belief, as follows:

     i. It has full power and authority to enter into this Agreement and to perform all of the transactions herein contemplated. This Agreement and the provisions hereof constitute legal and binding obligations of Assignee that are enforceable in accordance with their terms. Neither the execution and delivery of this Agreement, nor compliance by Assignee with its provisions, will conflict with or result in a breach of, or a default under, any of the terms, conditions or provisions of any agreement or instrument to which Assignee is a party, or of any law or regulation applicable to Assignee.

     ii. There are no actions, suits, claims, proceedings, or investigations pending or threatened against Assignee that could interfere with Assignee's ability to perform under this Agreement.

     iii. Assignee shall conduct all activities with respect to the Mining Leases and with respect to any of the Properties in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with all of the terms and conditions of any applicable lease, license, permit, contract or other agreement pertaining to any such Mining Lease or to any such Property.

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     b.   Assignee covenants that it shall, in accordance with
     the requirements of each of the Mining Leases, either maintain in good standing all of the mining claims that are now subject to, or that may hereafter become subject to, either of the Mining Leases; or that it will otherwise provide advance written notice to Assignor, such notice to be provided not less than 30 days prior to Assignee taking any action or omitting to take any action with respect to a decision to abandon, forfeit, or relocate any such mining claim; and Assignee also covenants that as and when it communicates with either Lessor, it shall simultaneously provide Assignor a true and accurate written copy of any such communication.


5.   Reciprocal Indemnification.

     a. Assignor shall indemnify Assignee against, and hold it harmless from, any loss, claim, demand or liability whatsoever (including any attorney's fees or other costs of legal defense for Assignee) that may arise or accrue with respect to any activity of Assignor that occurred on any of the Properties, to the extent that any such activity occurred prior to the effective date of this Agreement. This indemnity shall include, but not be limited to, reclamation or other liabilities under applicable local, state and federal laws and regulations.

     b. Assignee shall indemnify Assignor against, and hold it harmless from, any loss, claim, demand or liability whatsoever (including any attorney's fees or other costs of legal defense for Assignor) that may arise or accrue with respect to any activity of Assignee on any of the Properties, as such Properties may be hereafter augmented, amended, patented, or relocated, to the extent that any such activity occurs after the effective date of this Agreement. This indemnity shall include, but not be limited to, reclamation or other liabilities under applicable local, state and federal laws and regulations.

6.   Royalties and Reimbursement Payments.   Until such time as
     this Agreement is terminated, Assignee shall be responsible for the following payment obligations to Assignor:

     a. On or before the effective date of the assignment described in Paragraph 1 of this Agreement, Assignee shall pay Assignor $20,000.

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     b.   On a prospective basis, from and after August 31, 1996,
     to the extent that Assignee has continued to maintain the Aquarian Lease, and to the extent that Assignor has, pursuant to Paragraph 4.1(a) of the Aquarian Lease, made tender of its treasury shares to the Lessor under the Aquarian Lease, Assignee shall, upon receipt of reasonable documentation from Assignor that any such tender of shares (or that any substitute performance acceptable to such Lessor) has been made, pay to Assignor:

     (i) As to biennial tenders of shares (i.e., tenders that are scheduled to occur on August 31, 1996, August 31, 1998, August 31, 2000, etc.), the lesser of the cumulative fair market value of 1,000 shares of Royal Gold common stock on the date of each such tender, or $15,000; and

     (ii) As to the tender that is to be made following the commencement of production in commercial quantities, the lesser of the cumulative fair market value of 10,000 shares of Royal Gold common stock on the date of such tender, or $100,000.

     c. Assignee shall pay to Assignor a production royalty equivalent to two percent (2.0%) of the net smelter returns of all production from any portion of any of the Properties that are now, or may hereafter be, subject to either of the Mining Leases. "Net smelter returns", for the purposes of this provision, shall be defined in the same manner as is set forth in Paragraph 4.2(a) of the Aquarian Lease, and the timing of any such payment of production royalty shall occur on the same schedule as is set forth in Paragraph 4.2(b) of the Aquarian Lease. The production royalty payable to Assignor hereunder shall not be subject to escalation, as set forth in Paragraph 4.2(c) of the Aquarian Lease, and the only sums creditable against payment of such production royalty shall be the sums described in Paragraph 6.a. and 6.b. above, and, to the extent applicable, any payment made to Assignor in lieu of Work, as described in Paragraph 7 below. Assignor shall have the same inspection and audit rights, and Assignee shall be entitled to tender payment of production royalty in the same manner, as are set forth in the Aquarian Lease. In addition, Assignor shall be entitled to elect, on an annual basis, whether to take its production royalty payments hereunder "in kind", with delivery of any such "in kind" production royalty to occur at the smelter or refiner selected by Assignee, and with any additional cost or expense attributable to such "in kind" production royalty election to be borne by Assignor.

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7.   Work Commitments.

     a. For so long as Assignee continues to maintain any interest under this Agreement, or under either of the Mining Leases, Assignee covenants that it shall, on an annual basis, commencing with the effective date of this Agreement, complete on such portion or portions of the Properties as it may, in its complete discretion, select, the following minimum quantities of geological, geophysical, geochemical, mapping, sampling, assaying, reclamation or physical exploration and development work (collectively, "Work"):

     Work Period                             Dollar Value of Work

     December 1, 1994 - November 30, 1995              $ 150,000

     December 1, 1995 - November 30, 1996              $ 250,000

     December 1, 1996 - November 30, 1997              $ 400,000

     December 1, 1997 - November 30, 1998              $ 500,000

     b. In the event that Assignee fails to accomplish Work on the Properties in the minimum amount of $ 150,000 by November 30, 1995, Assignee covenants that it shall pay to Assignor, on or before December 15, 1995, the difference between such amount of Work as Assignee can document was completed on the Properties prior to November 30, 1995, and $ 150,000. This covenant shall survive termination of this Agreement.

     c. In the event that Assignee fails, at any time following November 30, 1995, to complete such minimum amount of Work as is required within any relevant Work Period that commences after November 30, 1995, such failure shall constitute a default under Paragraph 11, and Assignor's sole remedy shall be its right to terminate under Paragraph 10. Assignee may avoid termination of this Agreement at the election of Assignor by tendering to Assignor, within 15 days following the expiration of the relevant Work Period, one-half of the difference between such amount of Work as was required to be performed on the Properties during such Work Period, and the amount of Work that Assignee can document was completed on the Properties during such Work Period.

     d. Any sum expended on Work during any Work Period that exceeds the minimum amount required to be spent on the Properties during such Work Period may be applied by

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     Assignee, on a cumulative basis, against the obligation(s)
     in subsequent Work Period(s).

8. Force Majeure. Assignee shall not be liable for failure to perform any of its obligations hereunder during periods in which performance is prevented by any cause reasonably beyond Assignee's control, which causes hereinafter are called "force majeure." For purposes of this Agreement, the term "force majeure" shall include acts of God, fire, flood, undue shortage of power, strikes, insurrection or mob violence, inability after reasonable diligence to obtain permits, or imposition of governmental statutes, requirements or regulations making it impractical to carry out such operations, and other causes of a similar nature which are beyond the control of Assignee. Assignee shall notify Assignor of the date of commencement, and the cause of, any such period of force majeure, and shall also notify Assignor of the time of removal of such force majeure. During any period of force majeure, Assignee shall nevertheless (i) comply with all requirements of this Agreement relative to maintaining the status and title of the Properties (and the Mining Leases) in good standing; and
     (ii) continue to make all payments to Assignor as are required under Paragraph 6 above.

9.   Information and Data.

     a. During the term of this Agreement, Assignor is entitled to have access to the Properties, at Assignor's sole risk and expense, and upon reasonable prior notice, to permit Assignor to observe Assignee's activities thereon or for any other lawful purpose, provided that Assignor's presence on the Properties shall not unreasonably interfere with, or delay, the conduct of Assignee's activities on any such Property.

     b. During the term of this Agreement, Assignee shall deliver to Assignor, on a calendar quarterly basis, a written report that describes in reasonable detail all operations of Assignee that were conducted on or for the benefit of any of the Properties during the most-recently concluded calendar quarter. Such report shall, at a minimum, include all material non-interpretive exploration and operations information, and/or all factual data resulting from Work. In the event that Assignee generates any significant exploration or operations information or data that would be material to Assignor's understanding of the Properties, Assignee shall deliver such information to Assignor on an ad hoc basis, rather than waiting for the next quarterly reporting period. Assignee may also deliver

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     interpretive data to Assignor, at any time, at the
     discretion of Assignee; provided, however, that Assignor covenants to maintain the confidential nature of all such interpretive data as may be so delivered by Assignee.

10.  Termination.

     a. Assignee may terminate this Agreement at any time, by providing not less than 60 days' prior written notice to Assignor, at the address set forth on the initial page of this Agreement. In the event that any such notice of termination is delivered to Assignor's offices on or after July 1, however, Assignee covenants that it shall also simultaneously tender to Assignee such sum as may then be required to maintain in good standing (at the federal, state and local levels) all of the mining claims then constituting the Properties that are subject to the Mining Leases, or shall otherwise simultaneously produce to Assignor reasonably acceptable documentary evidence that all such sums have been paid, and that all necessary actions have been taken, to maintain all such claims in good standing at least through the balance of the "assessment year" beginning on the September 1 next following Assignor's receipt of any such termination notice.

     b. In the event that Assignee determines to terminate the entirety of its interest under either or both of the Aquarian Lease and the Steninger Lease, Assignee covenants that it shall provide Assignee not less than 30 days' written notice of such determination prior to providing any such notice of termination to the relevant Lessor; and that it shall simultaneously tender to Assignor, for its consideration and possible acceptance (such acceptance to occur within such 30-day time period), a recordable re-assignment to Assignor of Assignee's interest in such Mining Lease(s); provided that, in such event, Assignee shall not reserve any residual interest in any of the Properties that are the subject of the Mining Lease(s) as to which Assignee shall have made such termination determination, and Assignee shall be relieved of all unincurred obligations under such re-assigned Mining Lease(s).

     c. Upon termination of this Agreement by Assignee, all payments theretofore made to Assignor by Assignee shall be retained by Assignor without further liability to Assignee, and all liabilities and obligations of Assignee hereunder not then due or accrued shall cease and terminate, except for any liabilities arising out of Paragraphs 3, 4, 5.b., 7.b. or 9.b.

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     d.   Assignor may terminate this Agreement at any time, in
     the event of Assignee's failure to perform as required hereunder, provided that if Assignor seeks to terminate because of any such alleged default by Assignee, Assignor must proceed in accordance with the provisions of Paragraph 11 below.

11. Default. Should either party default in its performance of any obligation hereunder, the non-defaulting party shall give notice in writing to the defaulting party, specifying the alleged default. The defaulting party shall have such reasonable period as may be specified in the notice (or if no such period is specified, a period of not more than 30 days, except in the event of default in payment of a sum due and owing, in which event the period shall be not more than 5 days) in which to cure the default, or in which to commence such action as is intended to lead to a diligent cure of the default. In the event that the defaulting party fails to cure (or fails promptly to undertake, and continue with diligence its efforts to achieve, a cure) the noticed default within the relevant cure period, then the non-defaulting party, may, at its election, upon written notice to the defaulting party, terminate this Agreement, and proceed with all appropriate action, including, as may be applicable, demand of re-assignment to Assignor of Assignee's interest(s) in the Mining Leases and in the Properties.

12. Memorandum Recording. This Agreement shall not be recorded for, by, or on behalf of either party. The parties agree that they shall execute a Memorandum of this Agreement that shall be in a form suitable for recording in Eureka County, Nevada, and such Memorandum shall simply state that Assignee's interest in the Mining Leases, and in the several Properties, is subject to the terms and conditions of this Agreement.

13. Governing Law. This Agreement shall be subject to, and shall be construed in accordance with, the law of the state of Nevada.

14. Notices and Payments. Any notice or payment required or permitted hereunder shall be made to the office of the respective party at the appropriate address noted on the first page hereof, or at such other address as either such party may hereafter notice in writing. Notices are

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     effective upon confirmed receipt only.  Subject to
     confirmation of receipt, notices may be provided by facsimile transmission.

15. Construction; Complete Agreement. As used herein, the singular includes the plural, as may be required by context. The titles of the several paragraphs of this Agreement are for reference or convenience only, and shall not in any way affect the meaning or construction of the substantive provisions hereof. This Agreement constitutes the complete understanding and agreement of the parties with respect to the matters set forth herein, and it shall not be modified or amended except by a subsequently-dated instrument that has been executed by both parties.

16.  Assignment.    Either party hereunder may assign its
     interest in this Agreement, such assignment to be effective upon 10 days' prior written notice to the other party.

17. Notice to Lessors. Assignor covenants that it shall give notice of the assignment to be effected by this Agreement to each of the Lessors under the Mining Leases, such that the effective date of Assignor's assignment of its interests under the Mining Leases shall be on or before December 1, 1994, the effective date of this Agreement, as referenced in Paragraph 1 above.


IN WITNESS WHEREOF, the parties have executed this Agreement on November 11, 1994, effective as of December 1, 1994.


ROYAL GOLD, INC.




By:  /s/ Stanley Dempsey
     Stanley Dempsey, Chairman and
      Chief Executive Officer


SANTA FE PACIFIC GOLD CORPORATION




By:  /s/ K. Sageser
     K. Sageser, Vice President

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